Exhibit 3.1

HOST AMERICA CORPORATION

ARTICLES OF AMENDMENT

Host America Corporation, a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is Host America Corporation.  The original Articles of Incorporation were filed with the Secretary of State of the State of Colorado on April 15, 1999.

2.  Pursuant to Section 7-110-103 of the Colorado Business Corporation Act, the Board of Directors has duly adopted, pursuant to approval by a sufficient percentage of the outstanding shares entitled to vote thereon by a vote conducted at a special meeting of shareholders held on October 19, 2007 in accordance with Sections 7-107-102 of the Colorado Business Corporation Act, the following amendment to the Corporation’s Articles of Incorporation:

Article I is hereby amended to read in its entirety as follows:

“EnerLume Energy Management Corp.”

IN WITNESS WHEREOF, this Articles of Amendment has been signed this 19th day of October, 2007.

_/s/ David J. Murphy________________________
David J. Murphy, Chief Executive Officer